Exhibit 99.1

Index

Consolidated Financial Statements, August 31, 2002:

Consolidated Balance Sheet	1

Consolidated Statement of Operations	2

Consolidated Statement of Cash Flows	3

RBX CORPORATION
CONSOLIDATED BALANCE SHEET
August 31, 2002
(in thousands)
Unaudited

ASSETS

Cash and cash equivalents	$546
Accounts receivable, less allowance for doubtful accounts of $1,515	26,962
Inventories	17,037
Prepaid and other current assets	1,647

Total current assets	46,192
Property, plant and equipment, net	52,613
Intangibles	18,058
Other noncurrent assets	6,359

Total assets	$123,222

LIABILTIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$11,461
Accrued liabilities	9,829
Current portion of postretirement benefit obligation	2,780
Current portion of long-term debt	2,000

Total current liabilities	26,070
Long-term debt	45,887
Postretirement benefit obligation	24,204
Pension benefit obligation	17,295
Other liabilities	1,704

Total liabilities	115,160
Commitments and contingencies	—
Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 shares issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(7,099)

Stockholders’ equity	8,062

Total liabilities and stockholders’ equity	$123,222

RBX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
For the eight months ended August 31, 2002
(in thousands)
Unaudited

Net sales	$113,389
Cost of goods sold	93,549

Gross profit	19,840
Selling, general and administrative costs	13,638
Reorganization items	966
Loss on disposal of fixed assets	379

Operating income	4,857
Interest expense	3,077

Income before income taxes	1,780
Income tax expense	74

Net income	$1,706

RBX CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS
For the eight months ended August 31, 2002
(in thousands)
Unaudited

OPERATING ACTIVITIES

Net income	$1,706
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,400
Loss on disposal of fixed assets	379
Change in operating assets and liabilities:
Accounts receivable	(5,593)
Inventories	188
Prepaid and other current assets	227
Accounts payable	2,458
Accrued liabilities	(5,250)
Accrued interest	2,089
Other liabilities	(2,094)

Net cash used in operating activities	(3,490)

INVESTING ACTIVITIES

Capital expenditures	(2,202)
Proceeds from disposal of fixed assets	448
Increase in restricted cash	(104)

Net cash used in investing activities	(1,858)

FINANCING ACTIVITIES
Proceeds from borrowings	120,284
Principal payments on long-term debt	(115,544)

Net cash provided by financing activities	4,740

Net decrease in cash and cash equivalents	(608)
Cash and cash equivalents:
Beginning of period	1,154

End of period	$546

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